For Immediate Release

Ferro Reports Improved 2011 First-Quarter Results

First Quarter 2011 Highlights:

•	Net sales grow 16 percent to $573 million

•	Net income improves to $23 million from a loss in the prior-year quarter

•	Earnings improve to $0.26 per diluted share compared with a loss of less than one cent per diluted share in the prior-year quarter

•	Adjusted earnings, excluding charges, grow to $0.29 per diluted share compared with $0.22 per diluted share in the prior-year quarter

CLEVELAND, Ohio – April 27, 2011 – Ferro Corporation (NYSE: FOE, the “Company”) today announced net sales of $573 million for the three-month period ended March 31, 2011, an increase of 16 percent from net sales of $493 million in the first quarter of 2010. Net income improved to $23 million, or $0.26 per diluted share, compared with a loss of $1 million, or less than one cent per diluted share, in the prior-year quarter. Adjusted net income, excluding charges, was $26 million, or $0.29 per diluted share, compared with $18 million, or $0.22 per diluted share, in the first quarter of 2010.

2011 First-Quarter Results

“Ferro’s earnings momentum continued in the first quarter of 2011,” said Chairman, President and Chief Executive Officer James F. Kirsch. “Sales increased by 16 percent during the quarter, and were up 7 percent excluding precious metals. Gross profit contribution on our incremental value-added sales was strong, reflecting improvement we’ve made in our manufacturing cost structure and product mix. As a result, we reported earnings per share from continuing operations of $0.29, on an adjusted basis excluding charges, compared with adjusted earnings per share of $0.22 in the first quarter of 2010.”

Net sales for the three months ended March 31, 2011, were $573 million, a 16 percent increase over net sales of $493 million in the first quarter of 2010. Sales increased in all segments and regions compared with the prior-year quarter. Increased sales of precious metals, resulting from both higher volume and higher prices, contributed $51 million to the growth of sales during the quarter. Changes in product pricing, product mix and foreign currency exchange rates accounted for approximately 17 percentage points of the overall growth in sales. A slight decline in sales volume reduced growth by less than one percentage point, driven primarily by products the Company no longer sells in 2011 due to changes resulting from restructuring and business sales.

Gross profit increased to $120 million, or 21.0 percent of sales, during the 2011 first quarter, compared with $107 million, or 21.7 percent of sales, during the first quarter of 2010. Excluding charges, gross profit as a percent of sales excluding precious metals was approximately 130 basis points higher in the 2011 first quarter than in the first quarter of 2010. The increase in gross profit dollars was primarily driven by changes in product pricing and mix and the benefits of cost reduction actions taken in prior periods. These actions included plant closings and other restructuring actions that were taken in 2010. Gross profit as a percent of net sales declined, compared with the prior-year quarter, primarily because of increased sales of precious metals. The cost of precious metals is passed through to customers with little gross profit contribution. During the 2011 first quarter, gross profit was reduced by charges of $1.6 million, primarily related to residual costs at closed manufacturing sites involved in restructuring actions. In the first three months of 2010, gross profit was reduced by charges of $1.6 million primarily due to accelerated depreciation resulting from manufacturing restructuring actions.

Selling, general and administrative (“SG&A”) expenses were $77 million, or 13.4 percent of net sales, during the 2011 first quarter. SG&A expenses in the 2010 first quarter were $71 million, or 14.4 percent of sales. The increased SG&A spending included increased compensation expenses and expenses associated with an initiative to streamline and standardize business processes and improve management information systems. SG&A expenses during the 2011 first quarter included charges of $1.1 million, primarily due to expenses at sites closed during manufacturing rationalization actions. SG&A expenses during the first three months of 2010 included charges of $2.4 million primarily related to severance charges from staffing reductions and corporate development activities.

Restructuring and impairment charges were $1.6 million during the 2011 first quarter compared with $13.3 million in the prior-year quarter. The decline reflects the reduction in restructuring activities as the Company completes the final actions related to its multi-year manufacturing rationalization actions that were initiated in 2006.

Interest expense declined to $6.8 million in the first three months of 2011, compared with $12.9 million in the 2010 first quarter. The decline was primarily due to reduced borrowing levels and reduced amortization of debt issuance costs.

Net income during the 2011 first quarter was $23.2 million, or $0.26 per diluted share, compared with a loss of $0.8 million during the first quarter of 2010. Adjusted net income, excluding charges, was $26 million, or $0.29 per diluted share during the first three months of 2011 compared with adjusted net income of $18 million, or $0.22 per diluted share, in the 2010 first quarter.

2011 Outlook

The Company currently expects net sales to grow between 9 and 12 percent in 2011, to between $2.30 billion and $2.35 billion. The Company’s previous estimate of 2011 sales was between $2.23 billion and $2.30 billion. The increased sales estimate is primarily the result of an expected increase in precious metal sales, driven by higher silver prices, and a stronger sales outlook for the Company’s Color and Glass Performance Materials, Polymer Additives and Specialty Plastics businesses.

Demand for the Company’s non-solar electronic materials products, including metal powders, metal pastes, and surface finishing materials, remains strong. However, lower sales of conductive pastes for solar applications are expected to partially offset sales gains in other products. The lower sales expectations for solar conductive pastes are the result of lower demand forecasts from solar cell manufacturers. Increased inventory of completed solar cell power modules is resulting in reduced solar cell production volume. In addition, the current high prices for silver have prompted customers to reduce inventories of silver pastes. The duration of these reduced solar cell production schedules is expected to be one to two quarters, with the most impact expected in the 2011 second quarter. A return to growth in solar cell manufacturing will be dependent on a number of factors that are difficult to forecast, including solar power module pricing, possible changes in government incentives for solar installations, interest rate movements and changes in the price of silver.

Adjusted earnings per share for 2011, excluding special charges, are expected to be $1.28 to $1.35, unchanged from the Company’s previous guidance. The positive impact of higher sales for surface finishing materials and non-solar metal powders in the Electronic Materials business, operational efficiency improvements in the Polymer Additives and Specialty Plastics businesses, and a lower anticipated effective tax rate are expected to offset the impact of reduced sales of solar pastes, resulting in no net change in the Company’s expected earnings per share outlook.

Current assumptions in the Company’s planning for 2011 include:

•	An average exchange rate of $1.39/euro;

•	An effective tax rate of 32 percent;

•	Average silver prices of $32.50/ounce;

•	Capital expenditures of approximately $70 million to $80 million;

•	Pension expense of approximately $24 million and cash contributions to the Company’s worldwide pension plans of approximately $30 million; and

•	Interest expense of approximately $27 million to $29 million.

Ferro expects to update its annual sales estimates and adjusted earnings per share estimates in quarterly earnings releases during the remainder of 2011 to reflect regional economic conditions and updated customer demand forecasts.

Non-GAAP Measures

Adjusted earnings per share is equal to income (loss) before taxes, plus restructuring and impairment charges, losses on extinguishment of debt and other special charges, adjusted for a normalized tax rate that is consistent with the Company’s expected future effective tax rate excluding discrete items, and divided by the average number of common shares outstanding. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates.

Adjusted earnings per share is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The measure is presented here because it provides additional information in a manner that is commonly used by investors and reported by third-party analysts. The amount and timing of restructuring, impairment and other special charges are difficult to forecast due to the number of restructuring and other cost-reduction projects currently underway within the Company and the uncertainty of factors that determine future charges, which make a detailed reconciliation to the most directly comparable U.S. GAAP measures impractical.

Conference Call

The Company will host a conference call to discuss its 2011 first-quarter financial results, its outlook for general business conditions and its current outlook for 2011 on Thursday, April 28, 2011, at 10:00 a.m. Eastern time. To participate in the call, dial 800-734-8507 if calling from the United States or Canada, or dial 212-231-2915 if calling from outside North America. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on April 28 through noon Eastern time on May 5. To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America. Use the program ID #21520604 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the second quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 5,000 employees globally and reported 2010 sales of $2.1 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	uncertainty in the development of the solar energy market;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	implementation of new business information systems and processes;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or successfully integrate future acquisitions into our business;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	Ferro’s ability to successfully implement and/or administer our restructuring programs and produce the desired results;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2010.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2011	2010

Net sales	$573,009	$492,865
Cost of sales	452,683	385,931

Gross profit	120,326	106,934

Selling, general and administrative expenses	76,818	70,948
Restructuring and impairment charges	1,630	13,332
Other expense (income):
Interest expense	6,826	12,911
Interest earned	(74)	(331)
Foreign currency losses, net	1,310	3,548
Miscellaneous expense (income), net	518	(1,251)

Income before income taxes	33,298	7,777
Income tax expense	10,107	8,589

Net income (loss)	23,191	(812)
Less: Net income (loss) attributable to noncontrolling interests	301	(744)

Net income (loss) attributable to Ferro Corporation	22,890	(68)
Dividends on preferred stock	(165)	(165)

Net income (loss) attributable to Ferro Corporation common shareholders	$22,725	($233)

Earnings per share attributable to Ferro Corporation common shareholders:
Basic earnings per share	$0.26	($0.00)
Diluted earnings per share	0.26	(0.00)

Cash dividends declared	0.00	0.00

Shares outstanding:
Basic	85,974,673	85,835,608
Diluted	87,279,453	85,835,608
End of Period	86,152,312	85,782,137

Ferro Corporation and Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

	Three Months
(Dollars in thousands)	Ended March 31,
	2011	2010
Segment Net Sales
Electronic Materials	$202,347	$147,233
Performance Coatings	136,700	128,191
Color and Glass Perf. Materials	99,805	99,332
Polymer Additives	85,862	74,476
Specialty Plastics	42,629	38,373
Pharmaceuticals	5,666	5,260
Total Segment Net Sales	$573,009	$492,865

Segment Income
Electronic Materials	$32,589	$28,482
Performance Coatings	7,405	9,482
Color and Glass Perf. Materials	9,830	7,283
Polymer Additives	6,451	3,991
Specialty Plastics	1,909	1,819
Pharmaceuticals	1,156	125

Total Segment Income	59,340	51,182

Unallocated corp. expenses	15,832	15,196
Restructuring and impairment charges	1,630	13,332
Interest expense	6,826	12,911
Other expense, net	1,754	1,966
Income before income taxes	$33,298	$7,777

Ferro Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(Dollars in thousands)	March 31,	December 31,
	2011	2010
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$29,593	$29,035
Accounts receivable, net	359,851	302,448
Inventories	249,300	202,067
Deposits for precious metals	0	28,086
Deferred income taxes	25,299	24,924
Other receivables	32,258	27,762
Other current assets	10,495	7,432

Total current assets	706,796	621,754

Property, plant & equipment, net	389,709	391,496
Goodwill	219,852	219,716
Amortizable intangible assets, net	11,795	11,869
Deferred income taxes	125,559	121,640
Other non-current assets	83,988	67,880

Total assets	$1,537,699	$1,434,355

Liabilities and Equity
Current liabilities:
Loans payable and current portion of long-term debt	$56,581	$3,580
Accounts payable	242,425	207,770
Income taxes	15,724	8,823
Accrued payrolls	35,483	49,590
Other current liabilities	77,641	75,912

Total current liabilities	427,854	345,675

Long-term debt, less current portion	291,109	290,971
Postretirement and pension liabilities	189,761	189,058
Deferred income taxes	2,358	2,211
Other non-current liabilities	21,581	22,833

Total liabilities	932,663	850,748

Series A convertible preferred stock	0	9,427

Shareholders’ equity	593,917	563,409
Noncontrolling interests	11,119	10,771

Total liabilities and equity	$1,537,699	$1,434,355

Ferro Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months
(Dollars in thousands)	Ended March 31,
	2011	2010
Cash flows from operating activities
Net income (loss)	$23,191	($812)
Depreciation and amortization	16,229	20,176
Precious metals deposits	28,086	5,560
Accounts receivable	(50,070)	(39,470)
Inventories	(41,891)	(18,397)
Accounts payable	33,768	25,172
Other changes in current assets and liabilities, net	(14,084)	(429)
Other adjustments, net	(23,809)	15,804

Net cash (used for) provided by operating activities	(28,580)	7,604

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(16,037)	(8,623)
Proceeds from sale of assets	1,132	469

Net cash used for investing activities	(14,905)	(8,154)

Cash flow from financing activities
Net borrowing (repayments) under loans payable	52,944	(1,181)
Proceeds from long-term debt	209,677	146,100
Principal payments on long-term debt	(209,677)	(145,200)
Cash dividends paid	(165)	(165)
Redemption of convertible preferred stock	(9,427)	0
Other financing activities	331	252

Net cash provided by (used for) financing activities	43,683	(194)
Effect of exchange rate changes on cash and cash equivalents	360	(69)

Increase (decrease) in cash and cash equivalents	558	(813)
Cash and cash equivalents at beginning of period	29,035	18,507

Cash and cash equivalents at end of period	$29,593	$17,694

Cash paid during the period for:
Interest	$11,540	$13,279
Income taxes	6,930	5,505

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings from Continuing Operations for the Three Months Ended March 31 (Unaudited)

	Three months ended March 31, 2011			Three months ended March 31, 2010
(Dollars in thousands, except per share amounts)	As Reported	Adjust- ments	Non- GAAP	As Reported	Adjust- ments	Non- GAAP

Net sales	$573,009		$573,009	$492,865		$492,865
Cost of sales	452,683	($1,567)	451,116	385,931	($1,642)	384,289

Gross profit	120,326		121,893	106,934		108,576

Selling, general and administrative expenses	76,818	(1,123)	75,695	70,948	(2,442)	68,506
Restructuring and impairment charges	1,630	(1,630)	0	13,332	(13,332)	0
Other expense, net	1,754		1,754	1,966	(1,207)	759

Earnings before interest, taxes and noncontrolling interest	$ 40,124		$ 44,444	$20,688		$ 39,311

Interest expense	6,826		6,826	12,911		12,911

Total adjustments		($4,320)			($18,623)

Income before taxes	$33,298		$37,618	$7,777		$26,400
Income tax expense	10,107			8,589
Income tax expense[1]			12,038			8,448

Net income (loss)	$23,191		$25,580	($812)		$17,952
Less: Net income (loss) attributable to noncontrolling interest	301		301	(744)		(744)

Net Income (loss) attributable to Ferro	$ 22,890		$ 25,279	($68)		$ 18,696
Dividends on preferred stock	(165)		(165)	(165)		(165)

Net Income (loss) attributable to Ferro common shareholders	$ 22,725		$ 25,114	($233)		$ 18,531

Diluted earnings per share	$0.26		$0.29	($0.00)		$0.22

[1]	Tax rate of 32%, consistent with the Company’s expectation for future effective tax rates, excluding discrete items. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates.

It should be noted that adjusted earnings from continuing operations is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges including asset impairments and restructuring charges, charges related to debt refinancing, and other charges that are not related to production of products for sale. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three Months
	Ended	March
(Dollars in thousands)	31,
	2011	2010

Electronic Materials	$80,183	$76,077
Performance Coatings	136,700	128,151
Color and Glass Perf. Materials	91,911	91,634
Polymer Additives	85,862	74,476
Specialty Plastics	42,629	38,373
Pharmaceuticals	5,666	5,260

Total segment sales excluding precious metals	442,951	413,971

Sales of precious metals	130,058	78,894

Total net sales	$573,009	$492,865

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.